Exhibit 10.1

CEDAR FAIR, L.P. 2016 OMNIBUS INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Award Agreement (“Agreement”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article IX, the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings used in the Plan, unless indicated otherwise.

PARTICIPANT	[ ]
GRANT DATE	[ ]
TARGET NUMBER OF POTENTIAL UNITS:	[ ]
MAXIMUM NUMBER OF POTENTIAL UNITS:	[ ]
PERFORMANCE OBJECTIVES:	As specified on Exhibit A
PERFORMANCE PERIOD:	[January 1, 2021 – December 31, 2025]

1.    Performance Award in General. Under Participant’s Performance Unit Award (the “Award”), Participant shall be eligible to receive up to a maximum number of potential Performance Units (the “Maximum Number”) equal to [300]% of the target number of potential Performance Units for the performance period specified above (the “Performance Period”), as determined and adjusted pursuant to the performance goals and objectives as specified on Exhibit A (the “Performance Objectives”) and as set forth in Section 2 of this Agreement; provided that (i) the number of Performance Units to be paid will depend on the level of attainment of the Performance Objectives during the Performance Period as determined by the Committee following the end of each calendar year in the Performance Period, and (ii) Participant must remain in the continuous employment with the Company or an Affiliate through the applicable Payment Dates as defined in and subject to Sections 2 and 4 of this Agreement.

2.    Payment Dates and Calculations.

A.    The potential Performance Units under this Award may become payable in one, two or three increments, as further set forth below. Distribution Equivalents on such number of Performance Units that become payable shall accrue through each Payment Date, if and to the extent the Company makes distributions on its Units after the grant date and prior to the payment of such portion of the Performance Units (which for purposes of this Agreement shall be deemed to have been reinvested).

i.    First Potential Payment Date: The level of achievement of the [2023] [Adjusted EBITDA] Performance Goals (as defined in Exhibit A) shall determine the number of potential Performance Units that become payable on the first potential Award payment date in [2024] (such number of potential Performance Units that become payable, the “[2023] Earned Performance Units”). The [2023] Earned Performance Units, plus accumulated Distribution Equivalents (if any) on the [2023] Earned Performance Units, shall be paid in a lump sum in Units in the first ninety (90) days of [2024] (the actual date of such payment is referred to herein as the “First Payment Date”); provided that any payment to a Specified Employee upon a Separation from Service shall be paid in accordance with Section 9.6 of the Plan; and provided, further, that the Participant must be continuously employed by the Company or an Affiliate from the beginning of the Performance Period through the First Payment Date or the Participant will forfeit his or her entire Award, except as described in Sections 2.B and 4 of this Agreement or as provided in Section 13.1 of the Plan.

ii.    Second Potential Payment Date: The level of achievement of the [2024] [Adjusted EBITDA] Performance Goals (as defined in Exhibit A), together with the level of achievement of the [FCF] Performance Goals and [Leverage Ratio] Performance Goals (each as defined in Exhibit A) in [2023] and [2024], shall determine the number of potential Performance Units that become payable on the second potential Award payment date in [2025]. The number of potential Performance Units that become payable on the second potential payment date (the “[2024] Earned Performance Units”) shall equal the sum of the following (each as defined in Exhibit A):

a.	the [2024] [Adjusted EBITDA] Earned Amount; plus

b.	the [2024] [FCF] Earned Amount; plus

c.	the [2024] [Leverage] Ratio Earned Amount.

The [2024] Earned Performance Units, plus accumulated Distribution Equivalents (if any) on the [2024] Earned Performance Units, shall be paid in a lump sum in Units in the first ninety (90) days of [2025] (the actual date of such payment is referred to herein as the “Second Payment Date”); provided that any payment to a Specified Employee upon a Separation from Service shall be paid in accordance with Section 9.6 of the Plan; and provided, further, that the Participant must be continuously employed by the Company or an Affiliate from the beginning of the Performance Period through the Second Payment Date or the Participant will forfeit any unpaid portion of his or her Award, except as described in Sections 2.B and 4 of this Agreement or as provided in Section 13.1 of the Plan.

iii.    Third Potential Payment Date: If less than the Maximum Number of potential Performance Units have become payable based on the level of performance achieved prior to [2025], then the level of achievement of the [2025] [Adjusted EBITDA] Performance Goals, and the levels of achievement of the [FCF] Performance Goal and [Leverage Ratio] Performance Goal in [2025], shall determine the number of potential Performance Units that become payable on the final potential Award payment date in [2026] (in each case, if and only if less than the maximum possible payout on such goal was achieved for performance prior to [2025]). The number of potential Performance Units that become payable on the third and final potential payment date (the “[2025] Earned Performance Units”) shall equal the sum of the following (each as defined in Exhibit A):

a.	the [2025] [Adjusted EBITDA] Earned Amount; plus

b.	the [2025] [FCF] Earned Amount; plus

c.	the [2025] [Leverage Ratio] Earned Amount.

The [2025] Earned Performance Units, plus accumulated Distribution Equivalents (if any) on the [2025] Earned Performance Units, shall be paid in a lump sum in Units in the first ninety (90) days of [2026] (the actual date of such payment is referred to herein as the “Final Payment Date” and, together with the First Payment Date and Second Payment Date, the “Payment Dates”); provided that any payment to a Specified Employee upon a Separation from Service shall be paid in accordance with Section 9.6 of the Plan; and provided, further, that the Participant must be continuously employed by the Company or an Affiliate from the beginning of the Performance Period through the Final Payment Date or the Participant will forfeit any unpaid portion of his or her Award, except as described in Sections 2.B and 4 of this Agreement or as provided in Section 13.1 of the Plan.

B.     If the Participant dies or incurs a Separation from Service due to Disability prior to any or all of the Payment Dates specified in Section 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on any or all of such Payment Dates, the Participant (or the Participant’s estate) shall receive payments on each Payment Date as provided in Section 2.A as if the Participant were employed by the Company or an Affiliate on the relevant Payment Date; provided, however, that any such payments will be prorated by multiplying the number of Performance Units that would be payable on the relevant Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from [January 1, 2021] until the date of the death or Separation from Service due to Disability, and the denominator of which equals thirty-six (36) for any payment to be made on the First Payment Date, forty-eight (48) for any payment to be made on the Second Payment Date and sixty (60) for any payment to be made on the Final Payment Date.

If the Participant Retires (and incurs a Separation from Service) prior to any or all of the Payment Dates specified in 2.A, and the level of achievement of the Performance Objectives otherwise would result in a payment on any or all of such Payment Dates, the Performance Award shall be paid on each Payment Date as provided in Section 2.A (including that any payment to a Specified Employee upon a Separation from Service (including Retirement) shall only be paid after a six- (6-) month period following such Participant’s Separation from Service); provided, however, that any such payments will be prorated by multiplying the number of Performance Units that would be payable on the relevant Payment Date in accordance with Section 2.A and Exhibit A by a fraction, the numerator of which equals the number of full months from [January 1, 2021] until the date of the Separation of Service due to Retirement, and the denominator of which equals thirty-six (36) for any payment to be made on the First Payment Date, forty-eight (48) for any payment to be made on the Second Payment Date and sixty (60) for any payment to be made on the Final Payment Date.

Except as permitted by Section 409A (including Section 13.1(c) of the Plan), no payment shall be accelerated. If the Performance Award becomes payable under Section 13.1(c) of the Plan, payment will be at the target number of potential Performance Units.

3.    Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant’s employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of Units to be delivered on the Payment Dates being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant’s employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.

4.    Priority of Agreements. In the event of a Change in Control (as such term is defined in the Plan), the terms of Section 13 of the Plan shall govern and control over any conflicting term of this Agreement. If Participant is party to an employment agreement with Cedar Fair, the change in control provisions of Section 4.2 of Participant’s employment agreement shall not apply to this Award and shall be superseded by this Agreement and Section 13.1(c) of the Plan. If Participant is party to an employment agreement with Cedar Fair, Section 6.1(f) of Participant’s employment agreement shall apply to this Award and shall govern and control over any conflicting term of this Agreement. Accordingly, if participant is entitled to payments under Section 6.1(f) of such employment agreement, then, subject to the release provisions of such employment agreement, Participant shall become fully vested in any payments under this Award that are scheduled to vest within the eighteen- (18-) month period following Participant’s date of termination, Participant shall receive payments on each such Payment Date as provided in this Agreement as if the Participant were employed by the Company on the relevant Payment Date and all such portions of this Award shall be paid or vest pursuant to the terms of this Agreement, but without regard to any continuing employment requirements or proration. Potential payments under this Award that are scheduled to vest (in whole or in part) after the eighteen- (18-) month period following Executive’s date of termination as described above under Section 6.1(f) of the employment agreement, shall vest and be paid only in accordance with the terms of this Award and the terms of the Plan.

********

(The balance of this page was intentionally left blank)

IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer as approved by the Committee and the Participant has executed this Agreement as of the day and year below written.

MAGNUM MANAGEMENT CORPORATION

By:
Title:
Date:

[In consideration for the Participant’s Performance Unit Award for the [January 1, 2021 – December 31, 2025] Performance Period described herein, Participant accepts the modifications made in this Agreement with respect to the treatment of this Award under Participant’s employment agreement with Cedar Fair.]

PARTICIPANT

Name:
Title:
Date:

A copy of the Cedar Fair, L.P. 2016 Omnibus Incentive Plan Information Statement is available for review on the Cedar Fair Intranet link at http://cfnet/ under “Document Share”, and a copy of the most current Form 10-K is available for review at https://ir.cedarfair.com/overview/default.aspx.